                                                                   EXHIBIT 99


                             [SUNAMERICA LETTERHEAD]




Karel Carnohan
Vice President, Investor Relations
(310) 772-6535

Brent Zimmerman
Director, Investor Relations
(310) 772-6534

FOR IMMEDIATE RELEASE


                       SUNAMERICA'S FISCAL 1998
             OPERATING EARNINGS UP 29% AT $2.47 PER SHARE;
                       Total Sales Increase 60%

LOS ANGELES - November 10, 1998 -- SunAmerica Inc. (NYSE:SAI) today reported operating earnings for its fiscal year ended September 30, 1998 of $543.4 million or $2.47 per share, exceeding the analyst consensus estimate as published by FirstCall. This was a 29% increase on a per-share basis from $398.0 million or $1.91 per share in fiscal 1997. All earnings per share amounts were calculated on a diluted basis. Operating earnings, which exclude net realized investment gains or losses, are a commonly used earnings measure in the insurance industry and the measure most analysts use in their published earnings estimates. Net income for the year totaled $516.3 million or $2.34 per share, up 29% on a per-share basis compared with $379.1 million or $1.81 per share in fiscal 1997. The company's return on average equity remained strong at 19.9% for the year versus 21.2% in fiscal 1997.

For the fourth quarter of fiscal 1998, the company reported operating earnings of $148.3 million or $0.68 per share, a 28% increase on a per-share basis from the $116.4 million or $0.53 per share in last year's fourth quarter and higher than the First Call consensus estimate. Net income for the fourth quarter was $113.9 million or $0.52 per share compared with $117.5 million or $0.54 per share in the 1997 fourth quarter. Reflecting its conservative balance sheet philosophy, the company recorded net realized losses of $52.9 million in the fourth quarter of 1998, posting increased impairment reserves for various bonds and other assets.

"1998 was yet another year of outstanding achievements and record growth," said Eli Broad, chairman and chief executive officer. "Sales reached record levels, asset growth was strong, and we continued to capitalize on attractive consolidation opportunities within the industry."

SunAmerica's total sales rose to a record $8.5 billion in fiscal 1998, up 60% over the prior year. Total annuity sales for fiscal 1998 reached a record $3.7 billion, up 32% over last year, with variable annuity product sales rising 40% to $3.5 billion. Fixed annuity product sales were $208 million in 1998 versus $324 million in the prior year, reflecting a general decrease in demand for long-term fixed-rate products.

For the fourth quarter of fiscal 1998, total sales were a record $2.3 billion, up 58% over last year. Total annuity sales reached $1 billion for the second consecutive quarter, rising 32% over 1997 fourth-quarter annuity sales of $763 million. Demand for SunAmerica's variable annuity products remained strong in the fourth quarter of fiscal 1998, as sales rose 48% to $973 million, as compared to $656 million in the 1997 fourth quarter. Fixed annuity product sales were $36 million in the 1998 fourth quarter, versus $107 million in last year's comparable quarter. The fixed component of variable annuity product sales was $491 million in the fourth quarter of 1998, versus $234 million in last year's fourth quarter, indicating continued strong demand for dollar- cost-averaging features designed to mitigate the impact of investing in a volatile equity market. Highlighting the flexibility of the variable annuity and the advantages of dollar-cost-averaging, investors moved a net $395 million from the fixed accounts of SunAmerica's variable annuity products into variable accounts during the current quarter.

SunAmerica's flagship variable annuity, Polaris/Polaris II, was the nation's number-one selling individual, multi-manager variable annuity in the first nine months of calendar 1998. According to preliminary numbers from the Variable Annuity Research and Data Service (VARDS), Polaris ranked 5th among all U.S. variable annuities, pushing SunAmerica's nine-month variable annuity sales growth to 47%, versus industry growth of about 18%. The company increased the attractiveness of Polaris II during the year with several enhancements, including a "Dogs" of Wall Street fund option, a six-month dollar-cost-averaging account and a choice of death benefits.

"Long-term, as the demographics of the aging baby boomer generation fuel demand, sales of variable annuities should continue to increase," said Jana Waring Greer, president, SunAmerica Retirement Markets. "However, in recent weeks, sales of variable annuities have slowed as investors paused to reevaluate their investment decisions in light of volatile markets. At SunAmerica, we continue to believe that fluctuating market conditions increase the value of financial planning services and make the flexibility and security of variable annuities even more attractive. Our strong presence in financial planning distribution channels and the strong performance of Polaris gives us an advantage in these markets."

The company's mutual fund sales continued to benefit from strong demand for the Style Select Series, as well as its recently introduced "Dogs" of Wall Street and "Focus" funds. Fund sales rose 60% in the 1998 fourth quarter to $252 million, as compared to $158 million in last year's quarter. For the full year, mutual fund sales increased 88% to $854 million, up from $455 million in fiscal 1997. Assets under management at the end of fiscal 1998 were $3.0 billion, up 16% from a year ago. In an ongoing effort to provide cutting-edge products, the company was recently the first to offer the security of a minimum guaranteed return of principal plus interest to the beneficiaries of the investor who buys a SunAmerica mutual fund.

Sales of the company's institutional products, guaranteed investment contracts
(GICs), nearly doubled in the 1998 fourth quarter to more than $1 billion, up 96% from $525 million in the prior-year quarter. For the full year, GIC sales rose 93% to $4 billion, and GIC reserves at the end of the fiscal year totaled $8.4 billion, up 51% from a year earlier. This growth reflects the company's ongoing efforts to expand its international GIC sales and increased marketing of its "AAA"-rated products. The international GIC sales, which are non-surrenderable contracts, have lengthened the overall maturity and duration of the company's GIC business.

Part of the company's growth strategy is to increase its share of existing retirement savings assets by acquiring select businesses. The company will soon add another $5 billion of annuity and life insurance reserves with the acquisition of MBL Life, expected to be completed by the end of the calendar year. During this same period, it continued to expand its distribution network by acquiring four new broker-dealers with more than 3,500 representatives. Now with a total of 9,600 representatives, the SunAmerica Financial Network represents the fifth-largest retail securities sales force in the nation. To support future sales growth, the company has also strengthened its wholesaling and marketing organizations and fortified its commitment to increase awareness of the SunAmerica brand by reinvigorating its highly successful national advertising campaign.

 "Our solid sales growth this quarter is evidence that the demand for top-performing retirement savings and investment products has remained strong," Broad said. "SunAmerica is well-positioned in the U.S. retirement savings market, with a powerful distribution network and an increasingly recognized brand name - crucial elements in a highly competitive marketplace. We also recognize the significant opportunities that exist in international retirement savings markets, and we are very excited at the prospect of expanding our franchise around the globe as part of American International Group."

SunAmerica's fee income rose to $125.5 million in the current quarter, up 36% over the 1997 fourth quarter, primarily reflecting the company's strength in the variable annuity market and the growth of the SunAmerica Financial Network. Average variable annuity reserves in the quarter were up 32% over last year's comparable quarter, helping to boost variable annuity fees by 35% to $56.4 million in the current quarter. Net retained commissions increased 71% to $31.4 million in the 1998 fourth quarter, versus the comparable 1997 quarter, and asset management fees rose 15% to $7.8 million.

The company's net investment income rose 13% to $224.1 million in the fourth quarter of 1998 from $197.9 million in the 1997 fourth quarter, reflecting an increase in average invested assets due to strong sales and a growing capital base. Average invested assets totaled $26.2 billion in the 1998 fourth quarter, up 7% over the $24.4 billion reported for the same period last year. The company's spread between the yield on its average invested assets and the rate paid on its average interest-bearing liabilities (the "spread difference") was 2.97% in 1998's fourth quarter, up slightly from the 2.94% reported in both the prior-year fourth quarter and the 1998 third quarter. For the full year, net investment income rose 24% and the spread difference was 2.93%, as compared to 2.95% in fiscal 1997. The yield on partnership investments in fiscal 1998 remained strong at 23.4%, up slightly from 21.0% in the prior year. This portfolio includes more than 650 investments with an average size of about $2.5 million, including investments in affordable housing, real estate and a varied group of privately managed partnerships. Credit quality remained excellent with non-performing assets at 0.2% of total invested assets at fiscal year end, which is well below industry averages.

SunAmerica Inc. is a diversified financial services company specializing in retirement savings and investment products and services. The company earns fees or spread income on approximately $110 billion of assets, including $26.1 billion of investments and $11.4 billion of variable annuity assets on its balance sheet at September 30, 1998; $3 billion managed in mutual funds and private accounts; $13 billion under custody in retirement trust accounts; and an estimated $56 billion of nonproprietary and advisory assets in the SunAmerica Financial Network.

To obtain investor materials, including the company's annual and quarterly shareholder reports, please call SunAmerica's investor relations department at
(310) 772-6235, or send e-mail requests to investor@sunamerica.com. To learn more about the SunAmerica companies, please visit our Web site at www.sunamerica.com.

SunAmerica's variable annuities and mutual funds are offered by prospectus only. The prospectus includes detailed information, including charges and fees. Investors should read the prospectus carefully before investing.


                               (Tables attached)

                                SUNAMERICA INC.
                      CONDENSED CONSOLIDATED BALANCE SHEET
                           (In thousands - unaudited)


                                    September 30,     September 30
                                            1998              1997
                                    -------------     ------------

Assets
Cash and short-term investments     $  1,796,132      $    993,349
Bonds, notes and redeemable
   preferred stocks available
   for sale, at fair value            18,800,847        18,523,655
Mortgage loans                         3,412,449         3,139,309
Commons stocks, at fair value             82,808            96,541
Equity-method partnerships               779,098           561,336
Cost-method partnerships                 865,953           725,457
Other invested assets                    328,120           368,531
                                    ------------      ------------
Total investments                     26,065,407        24,408,178

Variable annuity assets held in
   separate accounts                  11,405,434         9,514,675
Deferred acquisition costs               996,503         1,118,582
Other assets                             733,063           595,451
                                    ------------      ------------
TOTAL ASSETS                        $ 39,200,407      $ 35,636,886
                                    ============      ============

Liabilities and shareholders'
equity
Liabilities:
   Reserves for fixed
     annuity contracts              $ 12,970,549      $ 14,445,126
   Reserves for guaranteed
     investment contracts              8,380,844         5,553,292
   Variable annuity liabilities
     related to separate accounts     11,405,434         9,514,675
   Long-term notes and debentures      1,216,483         1,136,072
   Trust deposits                        439,918           427,433
   Payable to brokers for
     purchases of securities              91,463           266,477
   Other payables and accrued
      liabilities and deferred
      income taxes                     1,208,649         1,214,705
                                    ------------      ------------
Total liabilities                     35,713,340        32,557,780
                                    ------------      ------------
Preferred securities
   of subsidiary grantor trusts          495,000           495,000
                                    ------------      ------------

Shareholders' equity:
   Preferred Stock                       248,000           248,000
   Nontransferable Class B Stock          16,273            16,273
   Common Stock                          179,526           179,076
   Additional paid-in capital            755,776           750,401
   Retained earnings                   1,596,220         1,180,446
   Net unrealized gains on debt
     and equity securities
     available for sale                  196,272           209,910
                                    ------------      ------------
   Total shareholders' equity          2,992,067         2,584,106
                                    ------------      ------------
TOTAL LIABILITIES AND
SHAREHOLDERS' EQUITY                $ 39,200,407      $ 35,636,886
                                    ============      ============


                                SUNAMERICA INC.
                         CONSOLIDATED INCOME STATEMENT
                    (In thousands, except per-share amounts)
                                  (Unaudited)



                                    Quarters ended September 30,        Years ended September 30,
                                    -----------------------------      ---------------------------
                                            1998            1997               1998          1997
                                    ------------     ------------      ------------    -----------


Investment income                   $ 567,604        $  525,318        $ 2,160,463      $1,795,826
                                    ---------        ----------        -----------      ----------
Interest expense on:
   Fixed annuity contracts           (172,633)         (192,450)          (721,490)       (644,426)
   Guaranteed investment
     contracts                       (125,604)          (87,185)          (426,496)       (314,144)
   Trust deposits                      (2,475)           (2,333)            (9,400)         (9,726)
   Senior indebtedness                (32,480)          (35,110)          (120,253)       (106,279)
                                    ---------        -----------       -----------      ----------
   Total interest expense            (333,192)         (317,078)        (1,277,639)     (1,074,575)

Dividends paid on preferred
securities of grantor trusts          (10,294)          (10,296)           (41,178)        (41,874)
                                    ---------        -----------       -----------      ----------
NET INVESTMENT INCOME                 224,118           197,944            841,646         679,377
                                    ---------        -----------       -----------      ----------
NET REALIZED INVESTMENT
GAINS (LOSSES)                        (52,945)            1,679            (41,721)        (29,203)
                                    ---------        -----------       -----------      ----------
Fee income:
   Variable annuity fees               56,440            41,920            204,474         141,204
   Net retained commissions            31,432            18,365            114,461          64,911
   Surrender charges                   13,210            10,696             54,361          35,241
   Asset management fees               7,839              6,839             29,592          25,764
   Loan servicing fees                  5,868             6,202             23,398          24,264
   Trust Fees                           4,338             4,612             18,080          17,912
   Other Fees                           6,341             3,696             14,461           8,407
                                    ---------        ----------        -----------      ----------
TOTAL FEE INCOME                      125,468            92,330            458,827         317,703
                                    ---------        ----------        -----------      ----------
GENERAL AND ADMINISTRATIVE
EXPENSES                              (74,294)          (74,030)         (310,273)        (265,738)
                                    ---------        ----------        -----------      ----------
AMORTIZATION OF DEFERRED
ACQUISITION COSTS                     (66,685)          (52,596)          (241,167)       (165,089)
                                    ---------        ----------        -----------      ----------
PRETAX INCOME                         155,662           165,327            707,312         537,050

Income tax expense                    (41,800)          (47,800)          (191,000)       (158,000)
                                    ---------        ----------        -----------      ----------
NET INCOME                          $ 113,862        $  117,527        $   516,312      $  379,050
                                    =========        ==========        ===========
EARNINGS PER SHARE:
         Basic                      $    0.57        $     0.60        $      2.61      $     2.01
                                    =========        ==========        ===========      ==========
         Diluted                    $    0.52        $     0.54        $      2.34      $     1.81
                                    =========        ==========        ===========      ==========



                                SUNAMERICA INC.
                            KEY OPERATING STATISTICS
                    (In thousands, except per-share amounts)
                                  (Unaudited)



                                    Quarters ended September 30,       Years ended September 30,
                                    -----------------------------      ---------------------------
                                            1998            1997                1998        1997
                                    ------------     ------------      ------------     ----------


Operating earnings(1)               $    148,276     $    116,436      $    543,431     $  398,032
                                    ============     ============      ============     ==========
Operating earnings per share:

         Basic                      $       0.75     $       0.60      $       2.75     $     2.12
                                    ============     ============      ============     ==========
         Diluted                    $       0.68     $       0.53      $       2.47     $     1.91
                                    ============     ============      ============     ==========
Average shares outstanding

         Basic                      $    193,499     $    189,356      $    193,023     $  179,381
                                    ============     ============      ============     ==========
         Diluted                    $    218,261     $    217,967      $    220,404     $  205,726
                                    ============     ============      ============     ==========

                                                 At September 30,                  At September 30,
                                                             1998                             1997
                                                     ------------                       ----------

Aggregate common shares outstanding                  $    195,798                       $  195,348(2)
                                                     ============                       ==========
Book value per-share                                 $      14.45                       $    12.40
                                                     ============                       ==========
Pro forma book value per share(2)                    $      16.02                       $    13.40
                                                     ============                       ==========
Book Value per share excluding net
unrealized gains/losses or debt and
equity securities available for sale                 $      13.50                       $    11.39
                                                     ============                       ==========
Pro forma book value per share excluding
net unrealized gains/ losses on debt
and equity securities available for sale(2)          $      15.10                       $    12.47
                                                     ============                       ==========



(1) After-tax earnings before net realized investment gains and losses.
(2) On a pro forma basis, assuming that the Premium Equity Redemption Cumulative Security Units were converted to Common Stock.

NOTES TO EDITORS:

ANALYST ESTIMATES ARE BASED ON OPERATING EARNINGS PER DILUTED SHARE, WHICH WERE $0.68 IN THE FOURTH QUARTER OF FISCAL 1998, UP 28% FROM $0.53 IN THE 1997 FOURTH QUARTER; AND $2.47 FOR FISCAL 1998, UP 29% FROM $1.91 IN FISCAL 1997.